Filed Pursuant to Rule 433

Registration No. 333-223127

Dated May 6, 2020

Press Release

Spirit Airlines Announces Offerings Of Common Stock And Convertible Senior Notes Due 2025

MIRAMAR, Fla., May 6, 2020 (GLOBE NEWSWIRE) — Spirit Airlines, Inc. (NYSE: SAVE) (“Spirit”) today announced that it has commenced an underwritten public offering of 12,000,000 shares of its common stock (the “Common Stock Offering”) and an underwritten public offering of $150,000,000 aggregate principal amount of convertible senior notes due 2025 (the “Convertible Notes” and such offering, the “Convertible Notes Offering”).

Spirit intends to grant the underwriters a 30-day option to purchase up to 1,800,000 additional shares of common stock in the Common Stock Offering and a 30-day option to purchase up to $22,500,000 aggregate principal amount of additional Convertible Notes, solely to cover over-allotments, in the Convertible Notes Offering. Spirit expects to use the net proceeds from the Common Stock Offering and the Convertible Notes Offering for general corporate purposes. The closing of neither the Common Stock Offering nor the Convertible Notes Offering is conditioned upon the closing of the other offering.

Citigroup, Morgan Stanley and Barclays are acting as joint book-running managers and representatives of the underwriters for the Common Stock Offering and the Convertible Notes Offering. Deutsche Bank Securities is also acting as a joint book-running manager for the offering. We have filed a registration statement (including a prospectus) and preliminary prospectus supplements with the SEC for the offerings to which this communication relates. Before you invest, you should read the applicable preliminary prospectus supplement and the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and these offerings. You may get these documents free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the applicable offering will arrange to send you the applicable preliminary prospectus supplement and the accompanying prospectus upon request to: Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone: (800) 831-9146; Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department; Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or e-mail: Barclaysprospectus@broadridge.com or by telephone: (888) 603-5847 ; or Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005, Attn: Prospectus Group, or by telephone: 800-503-4611, or by email: prospectus.CPDG@db.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the shares of common stock or the Convertible Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration and qualification under the securities laws of such state or jurisdiction.

About Spirit

Spirit Airlines (NYSE: SAVE) is committed to delivering the best value in the sky. We are the leader in providing customizable travel options starting with an unbundled fare. This allows our Guests to pay only for the options they choose — like bags, seat assignments and refreshments — something we call À La Smarte. We make it possible for our Guests to venture further and discover more than ever before. Our Fit Fleet® is one of the youngest and most fuel-efficient in the U.S. We serve destinations throughout the U.S., Latin America and the Caribbean and are dedicated to giving back and improving those communities. Come save with us at spirit.com. At Spirit Airlines, we go. We go for you.

Forward-Looking Statements

Statements in this release contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” and similar expressions intended to identify forward-looking statements. Forward-looking statements include, without limitation, statements related to the proposed terms of the offerings described herein, the completion, timing, and size of the proposed offerings, and the anticipated use of proceeds from the offerings. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors include, among others, the extent of the impact of the COVID-19 pandemic on Spirit’s business, results of operations and financial condition, and the extent of the impact of the COVID-19 pandemic on overall demand for air travel, restrictions on Spirit’s business by accepting financing under the CARES Act, the competitive environment in our industry, our ability to keep costs low and the impact of worldwide economic conditions, including the impact of economic cycles or downturns on customer travel behavior, and other factors, as described in Spirit’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Risk Factors” in Spirit’s amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2019, as supplemented in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020. Furthermore, such forward-looking statements speak only as of the date of this release. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Risks or uncertainties (i) that are not currently known to us, (ii) that we currently deem to be immaterial, or (iii) that could apply to any company, could also materially adversely affect our business, financial condition, or future results.

Contact Information

Investor Relations Contact:

Investor Relations

Investorrelations@spirit.com

(954) 447-7920

Media Contact:

Spirit Media Relations

media_relations@spirit.com

(954) 364-0231